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                                                                      Exhibit 10
                [FIRST ADVANTAGE CORPORATION LOGO APPEARS HERE]

                                 August 4, 2003

Dear David:

The First Advantage Corporation (the "Company") is pleased to offer you employment as Chief Technology Officer of the Company, effective on the date indicated above and ending December 31, 2005 (the "Term"), on the terms and conditions set forth in this agreement (the "Agreement"). Upon the expiration of the Term, this Agreement will not be renewed and, similar to other senior executives of the Company, you will be employed at-will, subject to the Severance Covenant (as defined below).

During the Term, you shall devote your full business time, energy and ability exclusively to the business and interests of the Company at such address (subject to usual and ordinary travel requirements) in the greater Los Angeles, California metropolitan area (including, for the avoidance of doubt, cities other than Los Angeles) as the Company shall determine; provided, however, that without your consent your office will not be at a location that is greater than 20 miles from your current office at 5401 Beethoven Street, Los Angeles, California (the "Current Location"). You will report to the Chief Operating Officer of the Company (the "COO") and shall perform the duties and have the authority customarily associated with the positions set forth above, including any such duties as may be assigned to you by the COO, the President of the Company (the "President"), the Chief Executive Officer of the Company (the "CEO") or the Board of Directors which are consistent with your position as Chief Technology Officer.

During the Term, your base salary will be $250,000 per year, pro rata for any partial pay period during the Term, less standard deductions and withholdings, paid in accordance with the Company's standard payroll procedures. You will be eligible for salary increases as approved in the sole and unfettered direction of the compensation committee (the "Compensation Committee") of the Board of Directors or if there is no Compensation Committee, the Board of Directors.

For the calendar year 2003, you will receive a minimum bonus of $100,000, paid at such time as the bonuses paid to other senior executive of the Company are paid. For the calendar years 2004 and 2005, you will be paid a bonus equal to the sum of

     (a) the lesser of (i) the product of 0.01 and the pre-tax net income of the Company (as defined in accordance with generally accepted accounting principles), excluding the effects of expenses directly resulting from the acquisition of US SEARCH.com Inc. by the Company ("Adjusted Pre-Tax Income"), for such year and (ii) $250,000 and

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     (b)    the product of 0.005 and Adjusted Pre-Tax Income for such year in excess of $25,000,000, if any;

provided, however, that in the event the calculation in subparagraph (a) above results in a negative number, the bonus payable for the calendar year 2004 or 2005, respectively, pursuant to this sentence shall be $0. Such bonus will be paid at such time as the bonuses paid to other senior executives of the Company are paid for such calendar year; provided, however, that if your employment with the Company terminates after the end of the calendar year 2003, 2004 or 2005, as the case may be, but prior to the time bonuses are paid to senior executives of the Company for such calendar year, you shall be paid your bonus for such calendar year as soon as practicable after your termination of employment. For the avoidance of doubt, if you remain employed by the Company after the Term, all salary and bonuses shall be determined and paid in the sole and unfettered discretion of the Compensation Committee or, if there is no Compensation Committee, the Board of Directors.

During the Term, the Company shall pay you a car allowance of $900 per month, pro rata for any partial month during the Term.

You will be granted an option to purchase 40,000 shares of the Class A common stock of the Company on the same terms as option grants made to other senior executives of the Company around such time and otherwise subject to the First Advantage Corporation 2003 Incentive Compensation Plan and the option agreement to be executed by you and the Company; provided, however, that the strike price with respect to such options shall be the mean between the high and low trading price of Class A common stock of the Company on the Nasdaq National Market System as of the date of this agreement; provided, further, that if the Company terminates your employment without Cause (as defined below) during the Term, or if you terminate your employment with the Company for Good Reason (as defined below) during the Term, or if you retire or otherwise voluntarily terminate your employment with the Company such options, to the extent vested as of the date of such termination, may be exercised by you at any time prior to the first anniversary of the date of such termination; provided, further, that if the Company terminates your employment for Cause such options, to the extent vested as of the date of such termination, may be exercised by you at any time prior to the 30 day anniversary of the date of such termination; provided, further, that your rights upon a Change of Control (as defined in the Option Plan) shall be as specified in Article XIV of the Option Plan as the Option Plan existed on the date hereof (a copy of which is attached hereto as Exhibit A), without giving effect to any subsequent amendments or modifications thereto (including, without limitation, to the definition of "Change of Control" therein).

During the Term, you shall be entitled to receive all other benefits of employment generally available to other similar employees of the Company when and as you become eligible for them, including medical, dental, life and disability insurance benefits. The Company reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by you, so long as such action is taken generally with respect to other similarly situated employees of the Company and does not single you out. You shall be entitled to four weeks vacation per year, which shall accrue and carry-over in accordance with the policies and practices of the Company applicable to similarly situated employees of the Company.

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During the Term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse you for reasonable business expenses in accordance with the policies and procedures established from time to time with respect to similarly situated employees of the Company.

You agree that all processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by you, either alone or with others, during the Term and after the Term while you are employed by the Company or any of its affiliates, whether or not conceived or developed during your working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or any of its affiliates or to the Company's or any of its affiliate's actual or demonstrably anticipated research and development, or that result from any work performed by you for the Company or any of its affiliates, shall be the sole property of the Company. You shall disclose to the Company all inventions conceived during the Term, during any time you are employed by the Company or any of its affiliates subsequent to the Term and for one year thereafter, whether or not the property of the Company or any of its affiliates under the terms of the preceding sentence, provided that such disclosure shall be received by the Company in confidence. You shall execute all documents, including patent applications and assignments, reasonably required by Company to establish the Company's rights under this paragraph. This paragraph shall survive the termination of this Agreement, whether by expiration of the Term or otherwise.

Because of your employment by the Company, you will have access to trade secrets and confidential information about the Company and its affiliates, their products, their customers and their methods of doing business. Such information is considered secret and is disclosed to you in confidence. During and after your employment by the Company, whether pursuant to this Agreement or otherwise, you shall not directly or indirectly disclose or use any such information except as required in the course of your employment by the Company. This paragraph shall survive the termination of this Agreement, whether by expiration of the Term or otherwise.

By accepting this Agreement, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company.

If (a) the Company terminates your employment without Cause during the Term or
(b) you terminate your employment with the Company for Good Reason during the Term, the Company will provide you with the following severance benefits, provided that you provide the Company with a signed general release of all claims substantially in the form set forth as Exhibit B:

     (i) continuation of your base salary, subject to standard payroll deductions and withholdings, payable on the Company's regular payroll dates, for the greater of the remainder of the Term and twelve (12) months;

     (ii) payment within 15 business days of the date of termination an amount equal to the product of (a) the bonus paid you for service during the calendar year immediately

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            preceding the date of termination and (b) the quotient derived from the division of the number of days elapsed in the calendar year during which the date of termination occurs by 365; and

     (iii) reimbursement to you of your COBRA premiums for the greater of twelve months or the remainder of the Term; provided, however, that the Company's obligations under this subsection shall terminate when you become eligible for health insurance benefits at the expense of a new employer; provided, further, that if (i) you are entitled to reimbursement of your COBRA premiums for the remainder of the Term, and (ii) your right to COBRA coverage is exhausted prior to the end of the Term, the Company will reimburse you for the cost of securing individual health insurance coverage for the remainder of such Term, up to the dollar amount previously provided to you for reimbursement of your COBRA premiums.

For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following circumstances:

     (i) a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment or if the Board of Directors fails to appoint you as Chief Technology Officer of the Company;

     (ii) the reduction of your annual base salary as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior management personnel;

     (iii) unless known to you and accepted by you, relocation of your offices at which you are principally employed to a location more than 20 miles from the Current Location; or

     (iv) the failure to pay to you any portion of your then current compensation within seven (7) days of the date such compensation is due.

Any severance benefits provided to you by the Company will not be reduced in any way by compensation or benefits received (or foregone) by you from sources other than the Company.

At any time the Company may terminate this Agreement (i) for Cause, (ii) as a result of your death or (iii) if you resign from the Company other than for Good Reason, in which case (except as provided in the paragraph immediately following) all compensation and unvested benefits will cease immediately, subject to the Company's obligations under COBRA and other applicable laws, rules and regulations, and subject to Company's officers insurance and indemnity obligations to you hereunder.

For a period beginning on the six month anniversary of the date of this agreement and ending five business days later, you shall have the right to resign from the Company and terminate this agreement effective sixty days after the date on which the Company receives the Termination Notice (as defined below), in which case (a) the Company will pay you, within five business days of the effective date of such termination, cash in the amount of $100,000 and (b) all

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compensation and unvested benefits will cease immediately, subject to the
Company's obligations under COBRA and other applicable laws, rules and regulations, and subject to Company's officers insurance and indemnity obligations to you hereunder. This right shall only be exercised by delivery of written notice to such effect to the Company (the "Termination Notice"), which notice must be delivered by fax or hand and received by the Company within the five business day period set forth above at the following address: First Advantage Corporation, 1 First American Way, Santa Ana, California 92707, Fax:
714-800-3325, Attention: Kenneth D. DeGiorgio, General Counsel.

As used in this Agreement, "Cause" means (i) your willful and recurring failure or refusal to perform specific directives of the President, the CEO, the COO or the Board of Directors, when such directives are consistent with the scope and nature of your duties and responsibilities as set forth in this Agreement; (ii) your conviction of any crime involving fraud, misrepresentation, moral turpitude or any felony; (iii) participation in a fraud or embezzlement against the Company; or (iv) material breach of this Agreement if such breach continues after timely written notice to you of such breach and your failure to cure same within 30 business days after your receipt of such notice.

If you become Disabled during your employment with Company, the Company may, in its discretion, terminate your employment. In addition to any disability insurance benefits to which you may be entitled upon such disability, the Company will continue to pay your base salary then in effect for a period of six months, even if such six-month term extends beyond the portion of the Term which remained on the date you were terminated for disability. For purposes of this Agreement, "Disabled" means your inability due to mental or physical illness or injury to perform your duties under this Agreement in your normal and regular manner for four consecutive full calendar months or for 80 percent or more of the normal working days during six consecutive full calendar months.

If after the expiration of the Term you remain employed by the Company or any of its subsidiaries and the Company terminates your employment for any reason other than your death, retirement or for Cause (as defined above), provided that you first resign your position, if any, on the Board of Directors and you provide the Company with a signed general release of all claims substantially in the form set forth as Exhibit B, the Company shall (a) continue to pay you your base salary, subject to standard payroll deductions and withholdings, payable on the Company's regular payroll dates, for twelve (12) months and (b) pay you, within 15 business days of the date of termination, an amount equal to the product of
(i) the bonus paid you for service during the calendar year immediately preceding the date of termination and (ii) the quotient derived from the division of the number of days elapsed in the calendar year during which the date of termination occurs by 365. If after the expiration of the Term you remain employed by the Company or any of its subsidiaries and the Company terminates your employment because you have become Disabled (as defined above), in addition to any disability insurance benefits to which you may be entitled upon such disability, the Company will continue to pay your base salary then in effect for a period of six months. This paragraph shall survive the termination of this Agreement, whether by expiration of the Term or otherwise.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement, you and the Company agree to first try to resolve the dispute with the help of a mutually agreed

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upon mediator in Los Angeles, California. Any costs and fees, other than attorneys' fees and costs associated with the mediation (which shall be paid by the Company), shall be shared equally by you and the Company. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in Los Angeles, California. The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any court with jurisdiction to do so. In the event that the prevailing party in arbitration seeks enforcement of the arbitration award in a court of law, the prevailing party in that court action will be entitled to be reimbursed for its costs and attorneys' fees.

During and after the Term and your employment, the Company will indemnify you and hold you harmless from and against any and all costs, liability and necessary expenses from any claim by any person with respect to, or in any way related to, your employment with the Company, to the maximum extent permitted by law. Notwithstanding this Agreement or any termination of your employment with the Company pursuant to this Agreement or otherwise, you will be entitled to coverage under the officers' liability coverage maintained by the Company, as in effect or as may be subsequently replaced or modified, to the same extent as other officers and directors of the Company.

This Agreement and the exhibits attached hereto, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment; provided, however, that nothing in this Agreement shall effect any stock options granted to you by US SEARCH.com Inc. ("US SEARCH"); provided, further, that for the avoidance of doubt any employment agreement between US SEARCH and you, including, without limitation, that certain letter agreement, dated May 1, 2000, is hereby terminated and of no further force and effect. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Agreement. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the application of the laws of any jurisdiction other than the State of California.

YOU AND THE COMPANY AGREE THAT THE FOREGOING ARBITRATION PROCEDURE SHALL BE THE EXCLUSIVE MEANS OF RESOLVING ANY ARBITRABLE DISPUTE AND THAT NO OTHER ACTION WILL BE BROUGHT BY EMPLOYEE IN ANY COURT OR OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION AND APPEAL FOR AN ARBITRABLE DISPUTE; ONLY THE ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH DISPUTE.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

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Please acknowledge and agree to the foregoing by countersigning below.

Very truly yours,

FIRST ADVANTAGE CORPORATION



By:      /s/ Kenneth D. DeGiorgio
   ---------------------------------
   Name:   Kenneth D. DeGiorgio
   Title:  Executive Vice President

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

        /s/ David C. Wachtel
   ---------------------------------
            David C. Wachtel

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